Exhibit 99.2

SILGAN ANNOUNCES AGREEMENT TO

ACQUIRE WEENER PACKAGING

Acquisition Will Expand Leading Global Dispensing and Specialty Closures Franchise

Investor Conference Call at 9:00 a.m. ET on July 24, 2024

STAMFORD, CT, July 24, 2024 — Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world’s essential consumer goods products, announced today that it has entered into a sale and purchase agreement to acquire Weener Plastics Holdings B.V., a leading producer of differentiated dispensing solutions for personal care, food and healthcare products for an enterprise value of €838 million. Weener operates a global network of 19 facilities predominantly in Europe and the Americas, with approximately 4,000 employees and proprietary manufacturing technologies including significant clean room capabilities.

“The proposed acquisition of Weener represents the continuation of our strategy to expand our global Dispensing and Specialty Closures franchise and a clear example of the effectiveness of our disciplined capital allocation model to create value for our shareholders,” said Adam Greenlee, President and CEO. “The combination of Weener’s innovative product offering, advanced manufacturing technologies and efficient operating footprint, strong customer relationships and presence in growing consumer markets, including personal and health care, complements our existing dispensing business well. As with prior acquisitions in Dispensing and Specialty Closures, Weener has established its market position through innovation, cost leadership and an intense focus on partnering with their customers to meet demanding market requirements,” continued Mr. Greenlee. “As the Silgan portfolio continues to evolve, we believe we are well positioned to succeed in the market as the dispensing partner of choice by maintaining our relentless focus on being the best at what we do and meeting the unique needs of our customers,” concluded Mr. Greenlee.

For the twelve months ended May 31, 2024, Weener generated sales of approximately €450 million and adjusted EBITDA of €96 million. Silgan expects to realize operational cost synergies of approximately €20 million within 18 months following the closing of the proposed acquisition. These synergies are expected to be achieved through a combination of procurement savings, manufacturing efficiencies and other operational synergies. The acquisition is expected to be accretive to adjusted earnings per share in 2025.

The proposed acquisition is expected to close in the fourth quarter of 2024 and is subject to applicable regulatory approvals and certain other customary conditions. The purchase price for this proposed acquisition is subject to adjustments set forth in the purchase agreement. Silgan expects to fund the purchase price for this proposed acquisition with a combination of cash on hand and borrowings under its senior secured credit facility.

Wells Fargo and J.P. Morgan Securities LLC are serving as financial advisors to Silgan on this transaction.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the proposed acquisition at 9:00 a.m. eastern time on Wednesday, July 24, 2024. The conference call audio will be webcast live, and the webcast, accompanying slide presentation and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (888) 254-3590 and from outside the U.S. and Canada should dial (323) 994-2093. The confirmation code for the conference call is 1770906. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.

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Silgan is a leading supplier of sustainable rigid packaging solutions for the world’s essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 105 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Contact:

Alexander Hutter

Vice President, Investor Relations

AHutter@silgan.com

203-406-3187

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